Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264864, No. 333-256020, No. 272981 and No. 278163) and Form S-8 (No. 333-237973, No. 333-263402, No. 333-270949 and No. 333-278164) of Lyra Therapeutics, Inc. (the Company) of our report dated March 13, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

March 13, 2025